Exhibit (h)(7)

[D.F. Dent letterhead]

July 8, 2009

Stacey Hong, President
Forum Funds
Two Portland Square
Portland, Maine 04101

RE:           Contractual Waivers and Reimbursements

Dear Mr. Hong:

D.F. Dent and Company, Inc. (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses for DF Dent Premier Growth Fund (the “Fund”), a series of the Forum Funds (the “Trust”), do not exceed 1.10% from July 1, 2009 through the period ending October 31, 2010. Exclusions from this reduction are: taxes, interest, portfolio transaction expenses, acquired fund fees and expenses and extraordinary expenses.

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund.  Unless otherwise amended or terminated, this agreement will terminate on October 31, 2010.

Very truly yours,

D.F. Dent & Company, Inc.

/s/ Daniel F. Dent

Daniel F. Dent
President

cc: Karen Shaw

SIXTH FLOOR LATROBE BUILDING  2 READ EAST STREET  BALTIMORE, MARYLAND  21202  (410) 837-2544